UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 19, 2023

DOMA HOLDINGS, INC.

(Exact name of Registrant, as specified in its charter)

Delaware	001-39754	84-1956909
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

101 Mission Street, Suite 1050
San Francisco, California 94105
(Address of principal executive offices) (Zip code)

650-419-3827
(Registrant's telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	DOMA	The New York Stock Exchange
Warrants to purchase common stock	DOMA.WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
Asset Purchase Agreement with Williston Financial Group

On May 19, 2023, Doma Title of California, Inc. (the “Seller”) and Doma Corporate LLC, both subsidiaries of Doma Holdings, Inc. (the “Company” or "Doma"), entered into and closed an asset purchase agreement (the “Asset Purchase Agreement”) with Williston Financial Group LLC (“WFG”). Pursuant to the terms and subject to the conditions set forth in the Asset Purchase Agreement, the Seller agreed to sell to WFG certain assets used in or related to the Company’s title insurance agency business operated through retail title offices located in the State of California (the “Asset Sale”) for an aggregate purchase price of up to $24.5 million, subject to certain adjustments set forth in the Asset Purchase Agreement. The gross purchase price for the Asset Sale consists of $10.5 million paid by WFG to the Seller on May 19, 2023 (the “Closing Date”) and a deferred payment of up to $14.0 million payable by WFG to the Seller within 30 days after the 12-month anniversary of the Closing Date. The amount of the deferred payment is subject to an earnout based on the retention of specified employees hired by WFG or an affiliate of WFG after the Closing Date. The sale includes 22 retail title locations and operations centers in the Northern and Central California regions and 123 total employees. On the Closing Date, the Seller and a WFG affiliate, WFG National Title Insurance Company, entered into a customary transition services agreement.

GAAP Revenue and Gross Profit for the branches being sold were $37 million and $16 million, respectively, for the twelve-months ended December 31, 2022. As a result of the Asset Sale, Doma expects expense savings in corporate support, lease and administrative expenses related to its remaining 56 local retail title branches.

The Asset Purchase Agreement contains customary representations, warranties and covenants, as well as standard indemnification provisions.

Amendment to HSCM Credit Agreement
On May 19, 2023, States Title Holding, Inc., a subsidiary of the Company, as borrower (the “Borrower”), and certain subsidiaries of the Company, as guarantors, entered into the Third Amendment to Loan and Security Agreement (the “Third Amendment”), which amends that certain Loan and Security Agreement, dated December 31, 2020 (the “Credit Agreement”), by and among the Borrower, the guarantors party thereto, Hudson Structured Capital Management Ltd., as agent for the lenders (“HSCM”), and the lenders party thereto, as amended by the Counterpart Agreement and First Amendment to Loan and Security Agreement, dated January 29, 2021 (the “First Amendment”), as further amended by the Second Amendment to Loan and Security Agreement, dated July 27, 2021 (the “Second Amendment” and, together with the Credit Agreement, the First Amendment and the Third Amendment, the “Amended Credit Agreement”).
The Third Amendment amends certain mandatory prepayment provisions related to the disposition of assets by the Borrower or any of its subsidiaries such that the Borrower is required, within five business days following the receipt of net cash proceeds from dispositions in excess of $750,000 in any fiscal year (other than certain permitted dispositions), to repay the outstanding principal amount of term loan borrowings in an amount equal to 100% of such excess net cash proceeds received by the Borrower or any of its subsidiaries from such dispositions, unless HSCM, as agent, otherwise agrees.
The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01 Other Events
On May 23, 2023, the Company issued a press release related to the foregoing. The press release is filed as Exhibit 99.1 and incorporated by reference herein.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.
10.1
Third Amendment to Loan and Security Agreement, dated May 19, 2023, by and among States Title Holding, Inc., the guarantors party thereto from time to time, Hudson Structured Capital Management LTD., as agent, and the lenders from time to time thereto (including Second Amendment to Loan and Security Agreement, dated July 27, 2021, attached as Exhibit A thereto).

99.1	Press Release Dated May 23, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2023

By:	/s/ Mike Smith
Name:	Mike Smith
Title:	Chief Financial Officer

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